Exhibit 99

News Release

ActiveCare Strengthens Balance Sheet with Closing of Equity Investment and Debt Conversion

Orem, Utah — September 4, 2013 — ActiveCare, Inc. (OTC.BB: ACAR), a service leader in disease and diabetes management, today announced the closing of an equity investment and conversion of debt to common stock. In connection with loan conversion agreements and a securities purchase agreement, the Company will issue a total of 9,256,332 shares of common stock. This brings the total issued and outstanding shares to approximately 19,900,000.

Numerous ActiveCare investors have converted short-term debt and debentures totaling $6,107,240 into 8,142,999 common shares. Furthermore, the company also closed on an equity investment of $835,000 in exchange for 1,113,336 shares of common stock from unrelated investors. This is in addition to the debt conversion and equity investment by David Derrick, CEO and Chairman of ActiveCare, Inc. announced on July 17, 2013, which now puts the total debt conversion and equity investments this quarter to $7,385,776 and $3,070,000 respectively, totaling $10,455,776. As of June 30, 2013 the Company’s shareholders’ deficit was $7,119,629. With the recent equity investment and debt conversions, the Company currently has an estimated shareholder’s equity of approximately $3,000,000, a difference of over $10,000,000.

"I am pleased to announce this additional investment and debt conversions as we continue to bolster our balance sheet,” commented David Derrick, Chairman Chief Executive Officer of ActiveCare.  “As our forward momentum continues to yield solid results with ramping customer growth coinciding with record revenue, it was now an opportune time to close on this additional capital and debt to equity conversion as we simplify our balance sheet and focus on maximizing shareholder value. In a little over one year, ActiveCare has grown quarterly revenues from $170,000 in March of 2012 to over $4.2 million in the previous quarter positioning ActiveCare as a leader in diabetes management”

About ActiveCare
ActiveCare, Inc. is the telehealth and personal emergency response solution leader. Headquartered in Orem, Utah, and publicly traded on the OTC Bulletin Board under symbol ACAR, ActiveCare is committed to providing consistent excellence in quality and safety, and friendly care for members and caregivers alike. To learn more about ActiveCare, Inc., visit the website at www.activecare.com.

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, regulatory uncertainty and economic pressure on the healthcare industry in particular, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with assimilating our recent acquisitions. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Investor Contact:
Adam Holdsworth, Managing Director
ProActive Capital Group, LLC
(646)-863-6341

Media Contact:
Sandra Lee, Managing Director
ProActive Capital Group, LLC
(646)-863-6341